Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 20, 2019, relating to the financial statements and financial highlights, which appears in Cohen & Steers Preferred Securities and Income SMA Shares, Inc.’s Annual Report on Form N-CSR for the year ended October 31, 2019. We also consent to the references to us under the headings “Counsel and Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 28, 2020